Exhibit 10.3

Name of Employee (“Employee”)

ENTEGRIS, INC.

2008 Equity Incentive Award Agreement

In consideration of services rendered by Employee to Entegris, Inc. (the “Company”) the undersigned Employee: (i) acknowledges that Employee has received an equity incentive award (the “Award”) under the Entegris, Inc. 1999 Long-Term Incentive and Stock Option Plan (the “Plan”), consisting of [A] performance shares of the Company subject to the terms set forth under Article I below and [B] a stock option grant subject to the terms and conditions specified in Article II below. The Employee further agrees with the Company that the Award is also subject to the terms and conditions set forth in Article III below:

ARTICLE I – AWARD OF PERFORMANCE SHARES

1.1.	Effective Date; Duration. This Award shall take effect as of February 21, 2008 and shall continue in effect until all Performance Shares awarded hereunder have been either earned and vested or have been forfeited in accordance with the terms hereof.

1.2.	Description of Performance Share Award. The Award consists of an aggregate of performance shares (the “Performance Shares”) representing the right of the Employee to receive an award of that number of shares of the Company’s Common Stock, $0.01 par value, (“Stock”), based upon and subject to the achievement of two (2) weighted Company Performance Criteria established by the Administrator. The Performance Shares are divided into two (2) allotments as follows:

(i)	Seventy-five percent (75%) of the above aggregate number of Performance Shares shall be earned if and to the extent that the Company’s three year Revenue Performance Target is achieved as provided in paragraph 1.4.1 below (the “Revenue Share Unit”); and

(ii)	Twenty-Five percent (25%) of the above aggregate number of Performance Shares shall be earned if and to the extent that the Company’s three year ROIC Performance Target is achieved as provided in paragraph 1.4.2 below (the “ROIC Share Unit).

Employee’s rights to the Performance Shares are subject to the provisions of this Article I, to the restrictions specified in paragraphs 1.4, 1.5 and 1.6 below, to the provisions of the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) and to the provisions of the Award Terms adopted by the Administrator in addition to such other restrictions, if any, as may be imposed by law.

1.3.	Meaning of Certain Terms. As used in this Article I, the following terms shall have the meaning specified below:

(i)	“Award Terms” means the Performance Share Targets, adjustments to the Performance Share Targets and to the Company’s financial performance and other terms governing the Performance Share Award established by the Administrator within ninety (90) days of the start of the fiscal year to which the Award relates.

(ii)	“Performance Share Unit” means a Revenue Share Unit or an ROIC Share Unit, as described in paragraph 1.2 above.

(iii)	“Revenue” means the GAAP revenue as derived from the Company’s audited financial statements for fiscal years 2008, 2009 and 2010.

(iv)	“ROIC” means the return on invested capital calculated in accordance with GAAP as derived from the Company’s audited financial statements for fiscal years 2008, 2009 and 2010.

(v)	“ROIC Performance Target” means the three year average ROIC target performance over the three fiscal years of the Company ended December 31, 2008, 2009 and 2010 as established as an absolute target by the Administrator in the Award Terms.

(vi)	“Revenue Performance Target” means the three year aggregate Revenue target over the three fiscal years of the Company ended December 31, 2008, 2009 and 2010, as established as an absolute target by the Administrator in the Award Terms.

1.4.	Calculation of Award of Performance Shares. The calculation of the Award of Performance Shares shall be made as follows, but shall be subject to adjustment as specified in paragraph 1.7 below:

1.4.1.	Revenue Share Unit. The award of the Revenue Share Unit will depend on the extent to which the Company achieves the Revenue Performance Target established by the Administrator and set forth in the Award Terms for the three year period including fiscal years 2008, 2009 and 2010. Depending on the Company’s Revenue performance over the three year period, Employee may earn from 0-200% of the number of shares covered by the Revenue Share Unit. Any award of a Revenue Share Unit will be made within 30 days following the release of the Company’s fiscal 2010 audited financial statements. Revenue performance for each of fiscal years 2008, 2009 and 2010 shall be aggregated and that aggregate number shall be divided by the Revenue Performance Target to obtain a Revenue performance percentage. The Revenue performance percentage shall be applied to the following table to yield the Revenue Share Unit Pay Out Multiplier.

Actual Revenue Performance Percentage versus Revenue Performance Target	Revenue Share Unit Pay Out Multiplier
0-79%	0
80%	.40
90%	.70
100%	1.00
110%	1.30
120%	1.60
130%+	2.00

The Pay Out Scale in the above table is linear. From 80% to 120%, each percent of improvement is worth .03%; from 120% to 130%, each percent of improvement is worth .04%. The Revenue Share Unit Pay Out Multiplier yielded by the table above is then applied to the Revenue Share Unit to yield the number of Performance Shares earned with respect to the Revenue Share Unit. Seventy-five percent (75%) of the Performance Shares earned with respect to the Revenue Share Unit shall be vested; the remaining 25% of such Performance Shares shall be subject to the restrictions specified in Section 1.8 below until February 19, 2012 on which date such restrictions shall lapse and the Performance Shares shall be fully vested.

1.4.2.

ROIC Share Unit. The award of the ROIC Share Unit will depend on the extent to which the Company achieves the ROIC Performance Target established by the Administrator and set forth in the Award Terms for the three year period including fiscal years 2008, 2009 and 2010. Depending on the Company’s average ROIC performance, Employee may earn from 0-200% of the number of shares covered by the ROIC Share Unit. Any award of an ROIC Share Unit will be made within 30 days following the release of the Company’s fiscal 2010 audited financial statements. ROIC performance for each of fiscal years 2008, 2009 and 2010 shall be averaged and that average shall be divided by the Average ROIC Target to obtain an ROIC performance percentage. The ROIC performance percentage shall be applied to the following table to yield and ROIC Share Unit Pay Out Multiplier.

Actual ROIC Performance Percentage versus Average ROIC Target	ROIC Share Unit Pay Out Multiplier
0-79%	0
80%	.40
90%	.70
100%	1.00
110%	1.30
120%	1.60
130%+	2.00

The Pay Out Scale in the above table is linear. From 80% to 120%, each percent of improvement is worth .03%; from 120% to 130%, each percent of improvement is worth .04%. The ROIC Share Unit Pay Out Multiplier yielded by the table above is then applied to the ROIC Share Unit to yield the number of Performance Shares earned with respect to the ROIC Share Unit. Seventy-five percent (75%) of the Performance Shares earned with respect to the ROIC Share Unit shall be vested and free of all restrictions; the remaining 25% of such Performance Shares shall be subject to the restrictions specified in Section 1.8 below until February 19, 2012 on which date such restrictions shall lapse and the Performance Shares shall be fully vested.

The determination as to whether an award has been earned under the Revenue Share Unit and the ROIC Share Unit shall calculated separately.

1.5.	Additional Conditions to the Award of Performance Shares. Employee shall be entitled to receive any award of a Performance Share Unit that has been earned during a fiscal year only if the Employee is in the employ of the Company or any of its subsidiaries on the last day of the fiscal year in question, and otherwise meet the participation requirements specified in the Plan as determined by the Administrator which determination shall be final and binding as to all interested parties.

1.6.	Disability. In the event of the Employee’s death or disability (as determined under the Company’s long-term disability plan then covering the participant) (“Disability”), before the award of a Performance Share Unit is earned or vests, the Administrator, in its sole discretion, may provide for the partial award of any such Performance Share Unit on an equitable basis reflecting the performance of the Company during the period of the fiscal year until the date of death or Disability.

1.7.	Adjustments, etc. Subject to the terms hereof, the Administrator shall make adjustments from time to time in the number of Performance Shares specified in paragraph 1.2 above as well as in the Financial Performance Metrics in such reasonable manner as the Administrator may determine to reflect:

(i)	any increase or decrease in the number of issued shares of Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of stock dividends or other increases or decreases in such Stock effected without receipt of consideration by the Company;

(ii)	material changes in the Company’s accounting practices or principles, the effect of which would be to distort the calculation of the Financial Performance Metrics;

(iii)	material acquisitions or dispositions, the effect of which would be to distort the calculation of the Financial Performance Metrics;

(iv)	a Change of Control; or

(v)	extraordinary, unusual, and nonrecurring items (such as restructuring charges and discontinued operations) which are disclosed in the published audited financial statements and which would distort the calculation of the Financial Performance Metrics;

provided, however, that to be effective all such adjustments must be set forth in the Award Terms and that no such adjustment shall be made to the extent that the Administrator determines that adjustment would cause an award to fail to be fully deductible by the Company on account of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.8.	Performance Share Restrictions. To the extent provided in Subsections 1.4.1 and 1.4.2 above, but subject to Sections 1.6 above and Sections 3.2 and 3.3 below, Performance Shares that have been earned but not vested shall be subject to the following restrictions: (i) the Performance Shares shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of; and (ii) if the Employee ceases to be employed by the Company and/or its subsidiaries for any reason, including death, any then outstanding and unvested Performance Shares earned hereunder shall be automatically and immediately forfeited. The Employee shall be entitled to (A) receive any and all dividends or other distributions paid with respect to Performance Shares subject to restrictions hereunder of which Employee is the record owner on the record date for such dividend or other distribution, and (B) vote any Performance Shares subject to restrictions hereunder of which Employee is the record owner on the record date for such vote. In connection therewith, Employee agrees that the Company shall be entitled to withhold delivery of all earned but unvested Performance Shares until vested in accordance with Subsections 1.4.1 and 1.4.2 above.

1.9.	Withholding of Income Taxes. To the extent required by applicable federal, state or other law, Employee shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the vesting of any Performance Shares earned in accordance with the terms hereof. The Company shall not be required to issue shares of the Stock or to recognize any purported transfer of shares of the Stock until such obligations are satisfied. The Administrator designated in the Plan may permit these obligations to be satisfied by having the Company withhold a portion of the shares of the Stock that otherwise would be issued to Employee upon vesting of Performance Shares earned hereunder, or to the extent permitted by the Administrator, by tendering shares of the Stock previously acquired.

ARTICLE II – STOCK OPTION GRANT

2.1.	Option Grant. Effective February 21, 2008 (the “Grant Date”) the Company hereby grants Employee a non-qualified option to purchase shares of Stock (“Option”). The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

2.2.	Option Exercise Price. The exercise price of the Option shall be 100% of the closing price of the Stock on the NASDAQ stock market on the Grant Date ($7.07 per share).

2.3.	Option Vesting Schedule. This Option shall vest and become exercisable, except as hereinafter provided, in whole or in part, at any time and from time to time as follows:

 1/3 on or after the first anniversary of the Grant Date;

an additional  1/3 on or after the second anniversary of the Grant Date; and

the final  1/3 on or after the third anniversary of the Grant Date.

In the event that any of the above vesting dates falls on a day that the Company is not open for business, then vesting of the applicable portion shall occur on the next succeeding day that the Company is open for business.

2.4.	Expiration of Option. To the extent that the Option shall not have been exercised, this Option shall expire at 5:00 p.m. local time at the Company’s headquarters on February 21, 2015 and no part of the Option may be exercised thereafter. If an expiration, termination or forfeiture date described herein falls on a weekday, Employee must exercise Employee’s Option before 5:00 p.m. local time at the Company’s headquarters on that date. If an expiration, termination or forfeiture date described herein falls on a weekend or any other day on which the NASDAQ stock market is not open, Employee must exercise the Options before 5:00 p.m. local time at the Company’s headquarters on the last NASDAQ business day prior to the expiration, termination or forfeiture date.

2.5.	Exercise of Option. This Option may be exercised up to the number of shares of Stock specified in Section 2.1 above only by serving written notice on the designated stock plan administrator. Payment of the Option exercise price specified in Section 2.2 above may be made by: (a) payment in cash; (b) arrangement with the Company’s stock plan administrator which is acceptable to the Company where payment of the Option exercise price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares of the Stock issueable under the Option to the Company; (c) exchange of previously owned shares of Stock, valued at fair market value on the day of exercise as provided in the Plan; (d) delivery of any other lawful consideration approved in advance by the Administrator specified in the Plan or its delegate, or (e) any combination of the foregoing. Fractional shares may not be exercised. Employee will have the rights of a stockholder only after the shares of Stock have been issued to Employee in accordance with this Agreement.

2.6.	No Assignment of Option. This Option may not be assigned or transferred except as may otherwise be provided by the terms of this Agreement.

2.7.	Basic Adjustments for Changes in Capital Structure. The Administrator shall make adjustments from time to time in the number of shares of Stock covered by the Option as specified in paragraph 2.1 above in such reasonable manner as the Administrator may determine to reflect any increase or decrease in the number of issued shares of Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of stock dividends or other increases or decreases in such Stock effected without receipt of consideration by the Company.

2.8.	Termination of Employment with the Company. All exercisable Options granted herein must be exercised within ninety (90) days following the date on which the employment of Employee with the Company or one of its subsidiaries terminates (i.e., last day worked, excluding any severance period) (“Termination Date”), or be forfeited, except as provided in Section 3.3 below and as follows:

(a)	In the event of Employee’s death during employment, each Option granted hereunder will be exercisable, whether or not vested on the date of Employee’s death, until the earlier of: (1)

the first anniversary of Employee’s date of death; or (2) the original expiration date of the option. In the event of Employee’s death during a Special Exercise Period as specified in Section 3.3 below, each Option will continue to be exercisable in accordance with the provisions of that Section.

(b)	In the event of the termination of employment of Employee due to Disablement, Employee may exercise the Option, to the extent not previously exercised and whether or not the option had vested on or prior to the date of employment termination, at any time prior to 365 days following the later of the date of Employee’s termination of employment due to Employee’s Disablement or the date of determination of Employee’s Disablement, provided, however, that while the claim of Disablement is pending, Options that were unvested at termination of employment may not be exercised and Options that were vested at termination of employment may be exercised only during the period set forth in the introductory clause to this Section 2.8. The Option shall terminate on the 365th day from the date of determination of Disablement, to the extent that it is unexercised. For these purposes “Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability policies maintained by the Company, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Company.

(c)	If Employee’s employment is terminated for “Cause”, all granted but unexercised stock Options shall be forfeited on Employee’s Termination Date.

2.9.	Suspension of Option Exercises. For administrative or other reasons, the Company may, from time to time, suspend the ability of employees to exercise options for limited periods of time. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Stock during any period when the Company determines that the exerciseability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

2.10.	Withholding of Income Taxes. Nonqualified stock options are taxable upon exercise. To the extent required by applicable federal, state or other law, Employee shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise and, if applicable, any sale of shares of the Stock. The Company shall not be required to issue shares of the Stock or to recognize any purported transfer of shares of the Stock until such obligations are satisfied. The Administrator designated in the Plan may permit these obligations to be satisfied by having the Company withhold a portion of the shares of the Stock that otherwise would be issued to Employee upon exercise of the Option, or to the extent permitted by the Administrator, by tendering shares of the Stock previously acquired.

ARTICLE III – GENERAL PROVISIONS

3.1.	Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The term “Administrator” means the Management Development & Compensation Committee of the Company’s Board of Directors.

3.2.

Mergers, etc. In the event of any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company (a “Covered Transaction”), all outstanding Awards pursuant to Article I above shall vest immediately prior to the Covered Transaction and the vesting of all Options under each outstanding Award pursuant to Article II above will be accelerated and such shares will become fully exercisable prior to the Covered Transaction on a basis that gives the undersigned a reasonable opportunity, as determined by the Administrator, following delivery of the shares, to participate as a stockholder in the Covered Transaction; provided, that to the extent such acceleration would cause an Award pursuant to Article I to fail to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible replicate the prior terms of the Award. In connection with any Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates, any such substitution, replacement or assumption to be on such terms as the Administrator determines, provided that no such replacement or substitution shall diminish in any way the acceleration of Awards provided for in this section.

3.3.

Retirement, etc. If Employee ceases to be an employee due to retirement with the consent of the Administrator, Employee will be entitled to: (i) a special exercise period with respect to the Option (the “Special Exercise Period”) which will begin on Employee’s Retirement Date and will end on the earlier of the 3rd anniversary of Employee’s Retirement Date or February 21, 2015. During the Special Exercise Period, the Option will continue to vest in accordance with the schedule specified in Section 2.3 above and will be exercisable to the same extent that it would have been exercisable had Employee remained employed by the Company or one of its subsidiaries; and (ii) a special award vesting period with respect to the Performance Shares (the “Special Award Vesting Period”) which will begin on Employee’s Retirement Date and will end on the earlier of the 3rd anniversary of Employee’s Retirement Date or the Award Expiration Date. During the Special Award Vesting Period, all Performance Shares will continue to be earned in accordance with the terms of the Award provided in Article I above and Performance Shares will be issued to the same extent that they would have been issued had Employee remained employed by the Company or one of its subsidiaries; all Performance Shares issued in accordance herewith shall be vested and free of restrictions.

3.4.	No Understandings as to Employment. The undersigned Employee further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ the Employee for any period or with respect to the terms of the undersigned’s employment or to give rise to any right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and the undersigned shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

3.5.	Acts of Misconduct. If Employee has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an Executive Officer of the Company may suspend Employee’s rights under the Award, including the vesting of Restricted Stock and Options and the exercise of vested Options, pending a decision by the Administrator or an Executive Officer to terminate the Award. No rights under the Award may be exercised during such suspension or after such termination.

3.6.	Disputes. The Administrator designated in the Plan or its delegate shall finally and conclusively determine any disagreement concerning the Award.

3.7.

Savings Clause. In the event that Employee is employed in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company, then any such term or provision shall be null, void and of no effect.

3.8.	Amendment. This Agreement may be amended only by an instrument in writing executed and delivered by the Employee and the Company.

Dated: , 2008
(Signature of Employee)

The foregoing Agreement is hereby accepted:

Entegris, Inc.

By
Title